Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations	Flow Media Relations
Geoffrey Buscher	Lisa Brandli
253-813-3286	425-653-1237
investors@flowcorp.com	lbrandli@flowcorp.com
FLOW INTERNATIONAL CORPORATION ANNOUNCES IT WILL NOT ACQUIRE OMAX CORPORATION AND THAT IT
HAS ADDED NEW DISTRIBUTORS
Kent, WA – May 11, 2008 – Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, announced today that it would not exercise its option to acquire OMAX Corporation.
Charley Brown, President and CEO of Flow said, “After a thorough review of our financing alternatives, and discussions with OMAX Corporation about modifying the terms of the transaction, we have decided that acquiring OMAX would be excessively dilutive to Flow shareholders.”
Flow and OMAX agreed on March 10, 2009 to amend the terms of their merger agreement changing Flow’s opportunity to acquire OMAX from an obligation to an option exercisable by Flow, and agreeing to a release of merger related litigation if the acquisition did not close. Flow anticipates charges consistent with its previous disclosures in connection with its decision not to complete the transaction.
Flow separately announced today that it recently established a significant network of new distributors, building the foundation of a new channel of distribution to complement its industry-leading direct sales channel. “Consistent with our strategy to increase our reach and enhance the availability of waterjets across all market segments, we are building an additional distribution channel globally, initially signing on eight leading distributors in North America alone. These distributors will have access to the full range of Flow’s standard products, and we look forward to the increased market penetration they will provide,” said Jeff Hohman, Executive Vice President of Flow.
Conference Call
As previously announced, Flow plans to hold a conference call to discuss this announcement on Tuesday, May 12 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). The conference call may be heard by dialing 1-877-941-7133 or 1-480-629-9818. A 48-hour replay will be available following the call by dialing 1-800-406-7325 or 1-303-590-3030; the replay passcode is 4072981. A live audio Webcast of the conference call may be found in the investor section at www.flowcorp.com. A Webcast replay of the call will also be available for two weeks.
INNOVATION | EXPERTISE | COMMITMENT

PRESS RELEASE
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP) technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2008 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding increased market penetration. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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INNOVATION | EXPERTISE | COMMITMENT